Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Northern Trust Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-180827, 333-144848, 333-86418, 333-212602, and 333-217477) on Form S-8 and the registration statement (No. 333-219591) on Form S-3 of Northern Trust Corporation of our reports dated February 25, 2020, with respect to the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Northern Trust Corporation.

/s/ KPMG LLP

Chicago, Illinois
February 25, 2020